Exhibit 99.1

Foresight Energy LP Announces Appointment of a New Board Member

ST. LOUIS, Missouri — (BUSINESS WIRE) — September 11, 2015 — Foresight Energy LP (NYSE: FELP), a Delaware limited partnership, is pleased to announce the appointment of Mr. G. Nicholas Casey, Jr. as a new independent member of the Board of Directors of its general partner (“Board”).

Mr. Casey is currently a member of Lewis Glasser Casey & Rollins, PLLC (“LGCR”), where he served as managing member from 2008 to 2014. He is also a member of LGCR Government Solutions LLC, where he served as managing member from 2008 to 2014. Additionally, Mr. Casey serves as Treasurer of the American Bar Association and as a member of its Board of Governors. He also serves on the Board of Directors of Security National Trust, Inc. Mr. Casey received an undergraduate degree in accounting from the University of Kentucky and a law degree from West Virginia University College of Law.

Concurrently, Mr. E. Hunter Harrison has elected to resign from the Board.  While Mr. Harrison remains a strong believer in the business and future of Foresight, at this point his attention and focus is on Canadian Pacific’s growth opportunities and ensuring a successful succession plan is in place for the organization upon his planned retirement as Chief Executive Officer. “We have appreciated Hunter’s contribution to our Board and wish him well in the future and are pleased to have Nick join our Board of Directors,” said Mr. Chris Cline, Foresight’s founder and Chairman of the Board. “Nick brings to our board extensive experience in accounting, business development, financing, real estate and management matters.  I look forward to working with him in the years to come.”

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently operates four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems and the Sitran river terminal on the Ohio River.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6152

Investor.relations@foresight.com